Exhibit 99.1

Investors:

Lisa Ciota: 630-824-1907

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY INC. RELEASES STATEMENT REGARDING

IDLING OF U.S. STEEL’S FLAT-ROLLED OPERATIONS IN GRANITE CITY

Lisle, Ill. (March 25, 2015) – SunCoke Energy, Inc. (NYSE: SXC) issued the following statement regarding U.S. Steel’s announcement this morning that it is temporarily idling its Granite City Works flat-rolled operations subject to customer demand.

“SunCoke Energy supplies coke to U.S. Steel’s Granite City Works under a long-term, take-or-pay contract until 2025 and the temporary idling doesn’t change any obligations for U.S. Steel under this contract. We value our long-standing relationship with U.S. Steel and will assist them in managing through the situation, which may include shipping coke to other U.S. Steel facilities.”

In addition, SunCoke Energy Partners L.P. (NYSE: SXCP), which has a 75 percent interest in our Granite City operations, is supported by an omnibus agreement with SunCoke Energy, Inc. that provides certain commercial protections.

UPCOMING EVENTS

We plan to participate in BB&T’s 9th Annual Commercial & Industrial Conference, March 25-26, 2015, in Miami.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term take-or-pay coke contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (NYSE: SXCP), a publicly traded master limited partnership, holding a 2 percent general partner interest, 56 percent limited partnership interest and all of the incentive distribution rights. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. In addition, we own approximately 110 million tons of proven and probable coal reserves in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

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